Exhibit 10.1
CONSULTING AND CONTRACTOR AGREEMENT
THIS CONSULTING AND CONTRACTOR AGREEMENT (“Agreement”) is entered by and between Asbury Automotive Group, Inc. (“Asbury” or “the Company”) and Jed M. Milstein (“Contractor” or “Milstein”), effective as of the date of the final signature below. Asbury and Contractor may each sometimes be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Milstein’s employment with Asbury Automotive Group, Inc. ended on August 19, 2026 (the “Separation”);

WHEREAS, the Company and Milstein are parties to a Severance Pay Agreement for Key Employee (the “Severance Pay Agreement”) dated February 21, 2017 relating, in part, to certain rights and obligations of the parties on the separation of Milstein’s employment with Company;

WHEREAS, Milstein executed a General Full and Final Release Agreement on August 24, 2026 (the “Release Agreement); and

WHEREAS, the Company wishes to engage Milstein as a Contractor to provide human resources consulting and advisory services to the Company and its Human Resources Department;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Contractor agree as follows:

1.    Scope of Engagement.
1.1    Asbury hereby engages Contractor as an independent contractor to provide human resources consulting and advisory services (collectively referred to as “Services”) as requested by Asbury and the head of the Company’s Human Resources Department (“HRD Lead”), who shall be identified by the Company to Contractor. These Services include, but are not limited to, assisting with the transition of human resources leadership responsibilities, providing institutional knowledge and historical context regarding human resources and benefits policies, programs and practices, and providing ad hoc human resources support as requested and directed by the HRD Lead. Contractor will provide the Services on a remote basis for up to a total of 5 hours per week.
1.2    Contractor will determine the method and means of performing the Services; provided, however, that only work which has been pre-approved by the HRD Lead may be performed as Services hereunder. Contractor further agrees to devote such time, attention, skill and efforts to the performance of the Services under this Agreement as shall be appropriate and necessary under the circumstances and shall not engage in any activity during the Term that (i) conflicts with the interests of the Company, (ii) interferes with the proper and efficient performance of his duties hereunder, or (iii) interferes with Contractor's exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing in this Agreement shall preclude Contractor from accepting or continuing other employment or engagements during the Term, provided that such employment or engagement does not compete with the Company and is otherwise consistent with Contractor's obligations under Section 5 (Covenant Not to Compete) of the Severance Pay Agreement and the Continuing Obligations.
1.3    Contractor understands and agrees that the Company may hire other independent contractors or employees to provide services similar to the Services.
1.4    Nothing in this Agreement shall be construed to expand, limit, waive or otherwise modify Contractor’s continuing obligations to the Company under the Severance Pay Agreement or the Release Agreement between Asbury and Contractor, including without limitation Section 3 (Confidential Information and Nondisclosure Provision), Section 4 (Non-Solicitation/Non-Hire of Employees), Section 5 (Covenant Not to Compete), Section 6 (Construction/Enforcement of Post-Employment Covenants) and Section D (Non-Disparagement) of the General Provisions of the Severance Pay Agreement, each of which remains in full force and effect in accordance with its terms and is incorporated herein by this reference (collectively, the “Continuing Obligations”).
2.    Term and Termination.
2.1    Contractor’s engagement as an independent contractor for the Company shall commence on September 1, 2026 and shall continue until December 31, 2026 (the “Term”), unless earlier terminated in accordance with this Section 2.
2.2    Contractor shall have the right to terminate this Agreement upon providing thirty (30) days’ written notice to the Company. The Company may terminate this Agreement for Cause, effective immediately upon written notice to Contractor. For purposes of this Agreement, “Cause” means: (a) Contractor’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to the Company; (b) Contractor’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; (c) Contractor’s material breach of this Agreement, the Continuing Obligations, or any other continuing obligation under the Severance Pay Agreement or the Release Agreement; or (d) Contractor’s willful and continued failure to perform the Services required of him under this Agreement after written notice of such failure and a reasonable opportunity to cure.
2.3    This Agreement terminates automatically, without necessity of notice, on the occurrence of the death or disability of Contractor.
2.4    Termination or expiration of this Agreement shall not affect the Continuing Obligations or any other obligation of Contractor under the Severance Pay Agreement or the Release Agreement, each of which shall survive in accordance with its own terms.
3.    Compensation.
3.1    In consideration of the Services, the Company will compensate Contractor at a rate of $27,083.33 per month during the Term, payable in accordance with the Company’s regular payroll practices for consultants, pro-rated for any partial month of Service. Contractor will submit a monthly invoice for Services rendered during the Term to the HRD Lead. The Company shall make payment to Contractor within ten (10) days following the date of Contractor’s monthly submission. In no event shall the total amount paid to Contractor pursuant to this Agreement exceed $108,333.33.
3.2    The Company will reimburse Contractor for all reasonable and necessary expenses required to perform the Services. Any expenses incurred by Contractor must be submitted to the HRD Lead along with Contractor’s monthly invoice for Services rendered, and payment for such expenses shall be made within ten (10) days following submission of the expenses. The Company’s payments for expenses incurred by Contractor are subject to Asbury’s procedures and policies regarding reimbursable expenses.
3.3    Contractor must submit a completed W-9 Form and complete any other paperwork required by Asbury to be set up as a vendor prior to the engagement in order for Asbury to process payment for Services rendered by Contractor and any expenses incurred by Contractor.
3.4    Other than as set forth herein, the Severance Pay Agreement, and the Release Agreement, or unless Asbury in its sole discretion decides otherwise, Contractor shall not receive any compensation, payments, or benefits from Asbury and waives all rights to such benefits, including any right to file a claim for any employee benefits under the Employee Retirement Income Security Act (ERISA), applicable state or local law, or any Asbury policy, practice, procedure, or program. For the avoidance of doubt, nothing in this Section 3.4 affects Contractor’s rights to any Severance Pay, COBRA reimbursement, or other amounts due under the Severance Pay Agreement.
4.    Taxes.
4.1     As an independent contractor, Contractor shall be solely responsible for any tax consequences arising out of or related to any payments received by him from the Company under this Agreement. The Company will issue an Internal Revenue Service ("IRS") Form 1099 to Contractor at the appropriate time in connection with any payments made by Asbury to Contractor.

4.2    Contractor acknowledges and agrees that he shall indemnify the Company and hold Asbury harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred by Contractor as a result of the payments described herein. Contractor acknowledges and agrees that the Company is not undertaking to advise him with respect to any tax consequences of these payments, and that he is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from any payments made by the Company to him.

5.    Independent Contractor Status.
5.1    Contractor understands and agrees that he is being engaged by the Company as an independent contractor. Nothing in this Agreement shall transform Contractor into an employee, agent, or legal representative of Asbury in any capacity whatsoever. In the event that Contractor is later characterized as an employee by the IRS or any other like governing agency, said determination will not negate the intentions of the Parties, and Contractor will nonetheless remain an independent contractor, and not an employee, for all other purposes.
5.2    Contractor has no authority to bind or obligate the Company in any manner and shall not hold himself out to others as having any such authority. Contractor shall be solely responsible for any and all fraudulent acts or intentional acts of malfeasance or nonfeasance committed by him.
5.3    As an independent contractor, Contractor understands and agrees that he is responsible for obtaining his own insurance coverages, including, but not limited to, workers’ compensation and general liability insurance. Contractor acknowledges and understands that the Company will not withhold monies for taxes and will not provide any workers’ compensation coverage for any injuries sustained by Contractor while providing Services to the Company.
5.4    As an independent contractor, Contractor understands that this Agreement will not provide him with any coverage under Asbury’s employee benefit plans, including, but not limited to any retirement, disability, or life insurance plans, other than benefits, if any, to which Contractor remains entitled under the Severance Pay Agreement.
6.    Work for Hire.
6.1    Contractor acknowledges and agrees that any work performed by him in connection with this Agreement constitutes a "work made for hire." Asbury, as the entity for whom or which the work is prepared, shall own all right, title and interest in and to the work.
7.    Confidential Information.
7.1    As part of his provision of Services, Contractor acknowledges and agrees that he will have access to certain confidential information owned by and related to the Company, in tangible or intangible form, including, but not limited to the Company’s human resources and benefits policies, programs, and practices; and personnel and compensation data. The information encompassed in this Section 7.1, as well as any information otherwise encompassed within the definition of confidential information in O.C.G.A § 13-8-51 or within the definition of "Confidential Information" in the Severance Pay Agreement, is collectively referred to herein as "Confidential Information."
7.2    Contractor agrees that, during the time he is performing Services for the Company and thereafter so long as the information remains confidential, he shall not disseminate, disclose, use, communicate, publish or otherwise divulge, directly or indirectly, on behalf of himself or others, any Confidential Information, except in the course of the performance of Services for Asbury, and only as necessary to perform such Services, or with the prior written consent of Asbury. This Section 7 supplements, and does not replace or limit, Contractor’s obligations under Section 3 (Confidential Information and Nondisclosure Provision) of the Severance Pay Agreement.
7.3    Confidential Information shall not include any information that is: (i) generally known, or becomes generally known to the public through no wrongful or negligent act of Contractor; (ii) has been independently developed by Contractor without use, directly or indirectly, of Asbury's Confidential Information, whether acquired before or after this

Agreement; (iii) rightfully received by Contractor from a third party without restriction and without breach of this Agreement or any other agreement; (iv) approved for release by written authorization of Asbury; or (v) required to be disclosed by operation of law. The enforcement by Asbury of its rights and remedies under this Agreement shall not be construed as a waiver of any rights or available remedies which Asbury may otherwise possess in law or equity.
7.4    Contractor acknowledges and agrees that all Asbury documents and information, whether or not maintained in "hard-copy" or electronic/magnetic form (including external hardware devices and computer drives), provided to or made available to Contractor, including copies thereof, shall be Asbury's property and shall be returned to Asbury immediately upon termination or expiration of this Agreement or destroyed, at Asbury's option and request.
7.5    The covenants of confidentiality set forth in this Section 7 shall apply to all Confidential Information disclosed to Contractor before and after the date of this Agreement.
8.    Representations by Contractor. Contractor makes the following material representations to the Company in order to induce the Company to enter into this Agreement and acknowledges that the Company has reasonably relied upon each of these representations and but for each and every one of these representations, the Company would not enter into this Agreement:
8.1    Contractor agrees that the arbitration provisions presently in effect between Contractor and Asbury under Section C of the General Provisions of the Severance Pay Agreement (as incorporated into the Release Agreement) govern any dispute arising out of or related to his former employment with Asbury and any dispute arising out of or related to this Agreement. Such arbitration provisions are incorporated as if fully set forth herein.
8.2    Contractor reaffirms that the Continuing Obligations, as defined in Section 1.3 above, remain reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of Asbury and its affiliates, and agrees to continue to abide by them in accordance with their terms.
9.    Additional Terms.
9.1    Company Policies. Contractor understands that the nature of the Services to be provided to Asbury may involve his exposure to material non-public information and acknowledges that Asbury has advised him that Securities and Exchange Commission regulations prohibit him from directly or indirectly trading in Asbury securities, or recommending that others trade in Asbury securities, on the basis of such information. Contractor agrees that he will not discuss, disclose or communicate any material non-public information to or with any person or engage in the trade of Asbury securities while aware of any such information, unless specifically authorized to do so by Asbury. Contractor further agrees that he will abide by the written policies of Asbury applicable to him, including by way of example and without limitation, (i) Asbury Automotive Code of Business Conduct and Ethics for Directors, Officers and Employees; (ii) Asbury Automotive Group, Inc. Insider Trading Policy; and (iii) Sexual Harassment and Equal Employment Opportunity Policy. This Section 9.1 is in addition to, and not in lieu of, Contractor's continuing obligations under Section 16 of the Release Agreement (Section 16 and Securities Law Obligations).

9.2    Equitable Relief. Contractor acknowledges and agrees that any breach by Contractor of the provisions of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and a breach of the provisions contained in this Agreement will cause Asbury irreparable injury and damage. By reason thereof, Contractor agrees that Asbury shall be entitled, in addition to any other remedies it may have under this Agreement, at law, or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement, and Contractor agrees that Asbury may seek and secure such relief without any requirement to post a bond or security of any type or amount; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of other legal or equitable remedies in the event of such a breach. Nothing in this Section 9.2 limits Asbury's separate remedies available under the Severance Pay Agreement or the Release Agreement.
9.3    Return of Company Property. Upon the earlier of the Company’s request or the expiration or termination of this Agreement, Contractor will return to Asbury all property of Asbury in Contractor’s custody, possession or control, including without limitation any items containing confidential or proprietary information or technology of Asbury, without retaining any summary or copy thereof, and will delete all electronic copies of any such property, information and technology on Contractor’s computers, data services, and physical or cloud-based storage devices or accounts after first ensuring that Asbury has a copy of the same.
9.4    Successors and Assigns. The covenants, terms, and provisions set forth herein shall inure to the benefit of and be enforceable by Asbury, its successors, assigns, and successors in interest, including, without limitation, any corporation or entity with which Asbury may be merged or by which it may be acquired.
9.5    Waiver. The waiver by the Company of a breach of any provision of this Agreement by Contractor shall not operate or be construed as a waiver of any subsequent breach by Contractor or any of Asbury's rights hereunder. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the Parties; provided, however, that any such waiver, alteration, amendment, or modification by Asbury will not be effective unless consented to in writing on Asbury's behalf by the Chief Executive Officer or the Board of Directors of Asbury Automotive Group, Inc., whichever is appropriate.
9.6    Entire Agreement. This Agreement contains the entire agreement between Contractor and Asbury regarding the subject matter hereof and supersedes any prior or contemporaneous agreements between them regarding Contractor's status as an independent contractor. This Agreement does not supersede, and shall be interpreted consistently with, the Severance Pay Agreement and the Release Agreement, the terms of which remain in full force and effect in accordance with their own terms. In the event of any conflict between this Agreement and the Severance Pay Agreement or the Release Agreement, the terms of the Severance Pay Agreement or the Release Agreement, as applicable, shall control. This Agreement may not be changed orally, but only by an agreement in writing, duly signed by authorized representatives of both Contractor and Asbury.
9.7    Notice. Except as to Contractor's invoice for Services rendered, all notices, requests, demands and other communications made under or by reason of the provisions of this

Agreement shall be in writing and delivered via USPS to the HRD Lead, Asbury Automotive Group, 6655 Peachtree Dunwoody Road, NE, Atlanta, GA 30328, or via electronic mail, with a copy to Asbury's Senior Vice President, General Counsel & Secretary at asburylegal@asburyauto.com. Notices to Contractor shall be delivered to Contractor's last known address as reflected in Asbury's records, with a copy by electronic mail to Contractor's personal email address.
9.8    Severability. In the event any provision of this Agreement should be held unenforceable or invalid, such provision shall be modified or deleted in such a manner so as to make the Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.
9.9    Survival. The obligations in this Agreement which, by their nature, shall survive the expiration or termination of this Agreement will remain in effect after Contractor ceases to perform Services for Asbury. For the avoidance of doubt, the Continuing Obligations and Contractor's other obligations under the Severance Pay Agreement and the Release Agreement survive independently of this Agreement in accordance with their own terms and are unaffected by the expiration or termination of this Agreement.
9.10    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws principles.
9.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile or email will be deemed originals for purposes of this Agreement.
IN WITNESS WHEREOF, Contractor has executed, and Asbury has caused its authorized representative to execute, this Agreement on the dates written below.

CONTRACTOR:
/s/ Jed M. Milstein ________________________________ Jed M. Milstein, an individual

Date: August 31, 2026
ASBURY AUTOMOTIVE GROUP, INC.:
/s/ Dan Clara
Name: Dan Clara
Title: CEO
Date: 8-31-2026